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FOR INFORMATION CONTACT:

GOLDEN STATE BANCORP
Ken Preston                (818) 409-4550
Jeff Misakian              (818) 500-2824


CALIFORNIA FEDERAL BANK
Walter Montgomery          (212) 484-6721
Janis Tarter               (415) 904-1199

FOR IMMEDIATE RELEASE

CALIFORNIA FEDERAL BANK AND GLENDALE FEDERAL BANK TO MERGE

   -Parent Companies - First Nationwide Holdings and Golden State Bancorp -
        Agree to Tax-Free Exchange of Shares Through "Reverse Merger"--

 --Merger Will Realize Approximately $131 Million in Annualized Cost Savings;
    Expected To Be Approximately 17% Accretive to 1999 Pro Forma Cash EPS--

      --Golden State to Proceed with Previously Announced Distribution of
              Litigation Tracking Warrants(TM) Prior to Closing--

    --New Entity, to be Led by Cal Fed's Management Team of Gerald Ford and
      Carl Webb, Will Be Largest Statewide Community Bank in California--

         GLENDALE & SAN FRANCISCO, CA, February 5, 1998 - First Nationwide Holdings Inc., parent of California Federal Bank FSB (Cal Fed), and Golden State Bancorp Inc. (NYSE:GSB), parent of Glendale Federal Bank, today announced an agreement to merge in a tax-free exchange of shares. The merged companies will be named California Federal Bank at the operating level and Golden State Bancorp at the holding company level.
         The new Cal Fed will be California's largest statewide community bank
- and fifth-largest depository institution, with a 6.4 percent statewide deposit market share, as well as a leading in-state provider of consumer, business and mortgage banking services. The third-largest thrift in the country with assets in excess of $51 billion, the new company will operate more than 400 branches with $28 billion in deposits. It is estimated that cost savings from the merger will reach approximately $131 million by 1999. It is expected that the merger will be approximately 17 percent and 23 percent accretive to Golden State's 1999 and 2000 pro forma cash earnings per share, respectively.
         The transaction will take the form of a reverse merger. Following the merger, Golden State shareholders will own 55 percent to 58 percent of the combined entity. The ownership percentage to be retained in the new entity by Golden State Bancorp's shareholders will be determined based on Golden State's adjusted volume weighted average trading price (the adjusted average price) during a period preceding the close of the transaction.
         Terms of the merger call for Golden State's shareholders to own 58 percent of the combined entity if Golden State's adjusted volume weighted average trading price, as determined after distribution of the



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Litigation Tracing Warrants(TM) (LTW(TM)s), is $32 per share or less, and to own 55 percent of the combined entity if that price is more than $33 per share.
         For purposes of determining Golden State's adjusted price, Golden State's volume weighted average trading price during the Pricing Period will be adjusted downward by the implied market value per Golden State share of the interest in the Golden State goodwill lawsuit retained by Glendale Federal at the time of issuance of the LTW(TM)s, as determined by the volume weighted average trading price of the LTW(TM)s during the Pricing Period.
         The remainder of the merged company will be owned by the principal shareholders of First Nationwide, Gerald J. Ford, chairman and chief executive officer of Cal Fed, and MacAndrews & Forbes Holdings Inc. Following the merger, which will be accounted for under the purchase accounting method, the combined parent company, Golden State Bancorp, will have 135-145 million shares outstanding. Two-thirds of the members of the new entity's Board of Directors will be named by California Federal and one-third by Golden State.
         Following the merger, Cal Fed's management team of Mr. Ford and Carl Webb, currently Cal Fed's president and chief operating officer, will head the new company, with Ford assuming the role of chairman and chief executive officer and Webb becoming president and chief operating officer. Stephen J. Trafton, chairman and chief executive officer of Golden State Bancorp, and Richard A. Fink, Golden State Bancorp's vice chairman, will oversee management of the ongoing litigation by both Cal Fed and Glendale Federal of the goodwill lawsuits against the federal government.
         The transaction has been unanimously approved by the Boards of Directors of both companies and requires regulatory approval and the approval of shareholders of both companies - in addition to being subject to customary closing conditions. It is expected to close in the third quarter of 1998. The new company's headquarters will be in San Francisco, California.

CREATING THE LARGEST STATEWIDE COMMUNITY BANK

         "This combination," said Mr. Ford, "propels both banks closer than either could come on its own to our mutual goal of building a true statewide community bank for businesses and consumers. A strong institution that functions as a service-oriented community bank in California must have a leading share of deposits in key markets and strong operations in businesses such as mortgages and business lending. The combined Cal Fed will meet those demands, ranking in the top five depositories in crucial areas such as Los Angeles, San Francisco, San Diego and Orange County, and servicing a $100 billion mortgage portfolio. In addition, we are expanding the number of banking offices in-state by joining together two institutions with successful, complementary approaches to community banking. Customers will have more products, more branches and more ATMs to choose from, and businesses will have an even broader level of credit support.
         Mr. Trafton added: "This merger is driven by the spirit of community bank opportunity, not big bank consolidation. By bringing Cal Fed's proven track record of acquisitions and mortgage banking together with Glendale Federal's strong consumer and business banking operations, we'll be able to serve customers more efficiently and with a broader range of products than ever before - yet with the same face-to-face contact and personal treatment for which we have become well known. This relationship banking approach has made Glendale Federal the fastest-growing community bank in the nation and helped to create significant value for shareholders. We are expanding the number of in-state banking offices and building a strong presence in California markets that we had already targeted for expansion.



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         As an in-market merger predicated on the ability to achieve meaningful cost savings, the transaction is financially attractive, low risk and helps fulfill our vision of a statewide community banking franchise. The new executive management team will have an excellent group of Glendale Federal associates to support their goals."
         Mr. Ford continued, "Realizing cost savings is crucial in California's competitive banking environment, and requires difficult decisions about eliminating redundant administrative positions and rationalizing branch locations. we will not be leaving any market that we currently serve, but we do expect that a few of our branches in neighborhoods served by both banks will be affected. However, we anticipate that a substantial portion of any staff reductions may come through normal-course-of business attrition. When circumstances are otherwise, we will make every effort to reassign employees and to provide outplacement services as well as comprehensive severance packages for those affected by staff reductions. To the extent possible, we want the best people from both institutions working together for the new company."
         Both executives hailed the transactions as "a victory for common sense and community relationships over big-bank economics, and a testament to the importance of local banking to retail and business customers." They added that the new company will be better positioned to pursue a strategy of growth through aggressive acquisitions, while also maintaining a strong commitment to customers.

GSB WILL PROCEED WITH DISTRIBUTION OF LTW(TM)S

         In addition, and as previously announced, Golden State - prior to the close of the transaction - will distribute to its stockholders Litigation Tracking Warrants (LTW(TM)s). The litigation involves attempted recovery of damages from the federal government incurred as a result of the government's breach of contract with Glendale Federal regarding regulatory treatment of goodwill. The LTW(TM)s give shareholders the right to receive Golden State stock in an amount equal to approximately 85 percent of net after-tax proceeds, if any, received by Glendale Federal in the litigation.
         As part of the merger agreement, the owners of First Nationwide (Parent) Holdings, Inc. will receive, after a final resolution of California Federal's goodwill litigation, additional Golden State Bancorp stock in an amount equal to the net after-tax proceeds, if any, from that litigation, net of (i) the amount paid to holders of California Federal's previously issued participation certificates evidencing the right to receive portions of the proceeds of the California Federal goodwill lawsuit (the "CALGZ" and "CALGL" securities) and (ii) an amount equal to the proceeds retained by the new entity following the settlement of Glendale Federal's lawsuit and the issuance of stock to the holders of the Golden State LTW(TM)s to be issued.
         The structure of the transaction is designed to equalize the contribution of each company's goodwill lawsuit asset to the combined company on a relative basis. When combined with the pre-closing issuance by Golden State of the LTW(TM)s, Golden State's shareholders will not suffer any dilution to their interest in the Glendale Federal goodwill lawsuit.
         The new entity is expected to remain well capitalized after taking into consideration the impact of a planned after-tax restructuring charge of $116 million.
         Credit Suisse First Boston advised Golden State Bancorp and Goldman Sachs advised First Nationwide Holdings.
         San Francisco-based Cal Fed, the fourth-largest thrift in the United States with over $30 billion in assets, has 225 branches, 194 serving customers in California, 24 in Florida and seven in Nevada. The institution also services a $61 billion mortgage portfolio through a subsidiary, First Nationwide Mortgage

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Corp., which loans in 44 states. Cal Fed and its subsidiaries earned $230 million in the first nine months of 1997. On September 30, 1997, retail deposits totaled $16 billion and loans outstanding totaled $20 billion.
         Glendale Federal Bank is the sixth largest thrift in the country with $16 billion in assets, 181 banking offices and 26 loan offices in California. During the 12 months ended December 31, 1997, the bank's checking accounts rose 65 percent to represent 15.9 percent of total deposits. A the same time, the bank's interest rate spread rose to 2.82 percent. Additionally, non-performing assets dropped to 0.95 percent, a level second to only one other major thrift. Glendale Federal intends to proceed as planned with its acquisition of CENFED Financial Corp. and RedFed Bancorp, with closings anticipated for the March and June quarters, respectively.

This press release contains forward looking statements with respect to management beliefs, estimates, projections, assumption, the financial condition, the results of operations and business of First Nationwide (Parent) Holdings Inc., Golden State Bancorp Inc. (and their respective subsidiaries) and, assuming the consummation of the merger, a combined Golden State Bancorp Inc./First Nationwide (Parent) Holdings Inc., including statements relating to:
(a) the cost savings and accretion to the reported and cash earnings that will be realized from the merger; (b) the impact on revenues of the merger; and (c) the restructuring charges expected to be incurred in connection with the merger. These forward looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward looking statements include, among others, the following possibilities: (1) expected cost savings from the merger cannot be fully realized or realized within the expected time frame; (2) revenues following the merger are lower than expected; (3) competitive pressure among depository institutions increases significantly; (4) costs or difficulties related to the integration of the businesses of Golden State Bancorp Inc. and First Nationwide (Parent) Holdings Inc. are greater than expected; (5) changes in the interest rate environment reduce interest margins; (6) general economic conditions, either nationally or in the states in which the combined company will be doing business, are less favorable than expected; or (7) legislation or regulatory changes adversely affect the businesses in which the combined company would be engaged.



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                                      -5-

             GOLDEN STATE BANCORP/FIRST NATIONWIDE PARENT HOLDINGS
                               MERGER HIGHLIGHTS*
                            as of December 31, 1997
                    (assets, deposits, loans in $ billions)


                               GOLDEN
                                STATE          CAL FED             PRO FORMA
----------------------------------------------------------------------------
Total assets                    $19.2            $31.4              $51.5**
Total deposits                  $11.9            $16.2              $28.1
Loans receivable, gross         $14.4            $21.4              $35.8



                                         GOLDEN
         OTHER STATISTICS                 STATE                   CAL FED
----------------------------------  -------------------  ----------------------
Banking offices                                     205                     225
Lending offices                                      26                     ___
Number of ATMs                                      291                     278
Number of checking accounts                     399,000                 569,000
Total number of accounts                      1,049,000               1,304,000
Total households served                         696,000               1,022,000
Servicing portfolio                               $38.3                   $61.6
Servicing portfolio U.S. rank                        23                      10
Number of loans serviced                        293,014                 811,243


*Pro forma for the CENFED and RedFed acquisitions
**excludes purchase accounting adjustments